VOS INTERNATIONAL, INC. UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED JUNE 30, 2007

The following unaudited pro forma condensed financial statements and related notes are presented to show the pro forma effects of the acquisition of IdeaEdge (“IdeaEdge”) during the third quarter of 2007 (“IdeaEdge transaction”).

The pro forma condensed statements of operations are presented to show income from continuing operations as if the IdeaEdge transaction occurred as of the beginning of each period presented. The pro forma condensed balance sheet is based on the assumption that the IdeaEdge transaction occurred effective June 30, 2007.

Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma condensed financial statements. The pro forma data are not necessarily indicative of the financial results that would have been attained had the IdeaEdge transaction occurred on the dates referenced above and should not be viewed as indicative of operations in future periods. The unaudited pro forma condensed financial statements should be read in conjunction with notes thereto, VOS's Annual Report on Form 10-KSB for the year ended September 30, 2006 and its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007.

VOS INTERNATIONAL, INC. PRO FORMA FINANCIAL STATEMENTS (Unaudited)

INDEX

Page
Number

Condensed Balance Sheet June 30, 2007	3
Condensed Statement of Operations for the Nine Months Ended June 30, 2007	4
Notes to the pro forma condensed financial statements	5

VOS INTERNATIONAL, INC. UNAUDITED PRO FORMA CONDENSED BALANCE SHEET JUNE 30, 2007

	Historical
	June 30, 2007		Pro Forma		Pro Forma

	VOS	IdeaEdge	Adjustments		Consolidated

ASSETS
Current Assets
Cash & cash equivalents	$ 2,039	$429,451	$		$ 431,490
Receivables	1,895	-			1,895
Inventories	36,820	-			36,820

Total Current Assets	40,754	429,451			470,205

Equipment, Net	31,164	-			31,164

Other Assets
Deposits	4,921	205,052			209,973
Patents, net	68,145	-			68,145

Total Assets	$ 144,984	$634,503	$		$ 779,487

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$ 171,551	$15,220	$		$ 186,771
Loans payable	64,250	-			64,250
Capital lease obligations	12,688	-			12,688
Related party loans	145,913	-			145,913
Accrued liabilities	161,863	172			162,035

Total Current Liabilities	556,265	15,392			571,657

Long-Term Debt	675,955	-			675,955

Shareholders’ Deficit
Common Stock	42,364	5,000		(35,097)	12,267
Paid-In Capital	5,157,104	738,000		(88,792)	5,895,104
Retained Deficit	(6,286,704)	(123,889)		123,889	(6,410,593)

	(1,087,236)	619,111		-	(468,125)

Total Liabilities and Shareholders’ Deficit	$ 144,984	$634,503		$-	$ 779,487

VOS INTERNATIONAL, INC. UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

VOS INTERNATIONAL, INC. FOR THE NINE MONTHS ENDED JUNE 30, 2007 IDEAEDGE, INC. FROM INCEPTION (MAY 15, 2007) THROUGH JUNE 30, 2007

			Pro Forma
	VOS	IdeaEdge	Adjustments	Pro Forma

Revenue	$ 39,872	$ -	$-	$ 39,872
Cost of Revenue	13,517	-	-	13,517

Gross Profit	26,355	-	-	26,355

Operating Expenses
General and Administrative	133,097	123,889	-	256,986
Depreciation and Amortization	15,071	-	-	15,071
Bad Debt Expense	17,524	-		17,524

Total Operating Expenses	165,692	123,889	-	289,581

Operating Loss	(139,337)	(123,889)	-	(263,226)

Other Income (Expense)
Interest Expense	(52,568)	-	-	(52,568)

Loss before Income Taxes	(191,905)	(123,889)	-	(315,794)
Income Taxes	-	-	-	-

Net Income (Loss)	$ (191,905)	(123,889)	-	(315,794)

Basic and Diluted Loss Per Share	$ (0.05)			(0.09)

Basic and Diluted
Weighted Average Common Shares Outstanding	3,600,000			3,656,296

VOS INTERNATIONAL, INC. AND SUBSIDIARY NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

Basis of Presentation

The unaudited pro forma condensed statement of operations for the nine months ended June 30, 2007, and the unaudited pro forma condensed balance sheet as of June 30, 2007, are based on the unaudited financial statements of VOS and IdeaEdge as of and for the nine months ended June 30, 2007, and the adjustments and assumptions described below.

Pro forma adjustments:

The unaudited pro forma balance sheet reflects the following adjustments associated with the IdeaEdge transaction as of June 30, 2007.

a.	Record the issuance of 8,666,667 shares of common stocks of VOS for the 100% equity interest of IdeaEdge and assumed liabilities from the IdeaEdge transaction. Upon the issuance of 8,666,667 shares of common stocks of VOS for the IdeaEdge transaction,. Accordingly, the weighted average number of common shares outstanding for the year ended June 30, 2007, for the purpose of the pro forma financial statements is 3,656,296 shares.

b.	The weighted average shares for June 30, 2007 was adjusted to reflect a 1 for 25 reverse split.